                                                                      EXHIBIT 12


                 RELIANT ENERGY RESOURCES CORP. AND SUBSIDIARIES
           (A WHOLLY OWNED SUBSIDIARY OF RELIANT ENERGY, INCORPORATED)

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)

                                                                          YEAR ENDED DECEMBER 31,
                                                       ------------------------------------------------------------
                                                         2001         2000         1999         1998         1997
                                                       --------     --------     --------     --------     --------

Income from continuing operations ................     $ 67,244     $ 98,228     $103,871     $ 93,824     $ 66,722

Income taxes for continuing operations ...........       58,287       93,272       88,781      111,830       55,781
                                                       --------     --------     --------     --------     --------

                                                        125,531      191,500      192,652      205,654      122,503
                                                       --------     --------     --------     --------     --------

Fixed charges, as defined:

   Interest expense ..............................      154,965      142,861      119,500      111,337      126,150

   Distribution on trust preferred securities ....           28           29          357          632        6,596

   Interest component of rentals charged to
     operating expense ...........................       10,739       10,934       10,975        8,485        7,988
                                                       --------     --------     --------     --------     --------

   Total fixed charges ...........................      165,732      153,824      130,832      120,454      140,734
                                                       --------     --------     --------     --------     --------

Earnings, as defined .............................     $291,263     $345,324     $323,484     $326,108     $263,237
                                                       ========     ========     ========     ========     ========

Ratio of earnings to fixed charges ...............         1.76         2.24         2.47         2.71         1.87
                                                       ========     ========     ========     ========     ========